QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported)—August 17, 2004 (August 16, 2004)

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
(Exact name of registrant as specified in its charter)

Maryland	001-31987	84-1477939
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Grant Street, Suite 900, Denver, Colorado, 80203
(Address of principal executive offices and zip code)

(303) 383-7500
(Registrant's Telephone Number)

Item 5. Other Events and Regulation FD Disclosure

        The following was included in the press release issued by Affordable Residential Communities Inc. on August 16, 2004:

    "On May 14, 2004, we entered into an agreement to sell three communities, Sea Pines, Camden Point and Butler Creek, to an unaffiliated third party for a total sales price of $5.9 million subject to the buyer's completion of due diligence. There can be no assurance that this transaction will be completed."

        On August 16, 2004, subsequent to the issuance of the press release, the prospective buyer terminated the sales agreement under the terms of the contract. We expect to sell these communities at a later date although there can be no assurance that we will do so.

Item 12. Results of Operations and Financial Condition

        On August 16, 2004, Affordable Residential Communities Inc. issued a press release announcing the Company's results of operations for the second quarter of 2004. The press release is attached hereto as Exhibit A.

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: August 17, 2004
Affordable Residential Communities Inc.
	By:	/s/ SCOTT D. JACKSON Scott D. Jackson Chairman and Chief Executive Officer

Exhibit A

Affordable Residential Communities Inc. Reports Second Quarter 2004 Results

        DENVER, August 16, 2004 (BUSINESS WIRE)—Affordable Residential Communities Inc. (NYSE: ARC) today announced results for the quarter ended June 30, 2004.

Results

        For the quarter ended June 30, 2004, funds from operations available to common stockholders (FFO)1 was $9.3 million or $0.23 per share. For the quarter ended June 30, 2004, net loss available to common stockholders was $7.1 million or $0.17 per share as compared to a net loss of $8.5 million or $0.50 per share for the three months ended June 30, 2003. Our results in the quarter ended June 30, 2004 reflect for the entire quarter the effects of our IPO, the acquisition of certain assets from Hometown America LLC and the repayment of certain indebtedness, all of which were completed in February. On a same community basis, revenue in our real estate segment was up 2.0% to $36.8 million from $36.1 million for the second quarter ended June 30, 2004 as compared to the second quarter ended June 30, 2003. Same community expenses increased 9.8% to $15.1 million from $13.8 million for the three months ended June 30, 2004 as compared to the three months ended June 30, 2003. As a result, same communities real estate net segment income2 decreased 2.8% to $21.6 million from $22.3 million for the three months ended June 30, 2004 as compared to the three months ended June 30, 2003.

        For the six months ended June 30, 2004, funds from operations available to common stockholders (FFO)1 was $(12.4) million or $(0.35) per share. For the six months ended June 30, 2004, net loss available to common stockholders was $42.1 million or $1.21 per share as compared to a net loss of $16.9 million or $1.00 per share for the six months ended June 30, 2003. Our results in the six months ended June 30, 2004 reflect the inclusion of one-time charges of $27.9 million or $0.74 per share related to our IPO, acquisition of certain assets from Hometown America LLC and the repayment of certain indebtedness, all of which were completed in February. On a same community basis, revenue in our real estate segment was up 2.8% to $73.7 million from $71.7 million for the six months ended June 30, 2004 as compared to the six months ended June 30, 2003. Same community expenses increased 6.1% to $29.2 million from $27.6 million for the six months ended June 30, 2004 as compared to the six months ended June 30, 2003. As a result, same communities real estate net segment income2 increased 0.1% to $44.4 million from $44.1 million for the six months ended June 30, 2004 as compared to the six months ended June 30, 2003.

        See the attachment to this press release for reconciliation of FFO and real estate net segment income to net loss ($7.1 million for the three months ended June 30, 2004), and FFO per share to net loss per share ($0.17 per share for the three months ended June 30, 2004), the most directly comparable GAAP measures, and to Notes 1 and 2 for a definition of FFO and real estate net segment income.

        Total portfolio occupancy averaged 79.8% for the three months ended June 30, 2004. Average occupancy for same communities decreased from 86.9% for the three months ended June 30, 2003 to 82.5% for the three months ended June 30, 2004 due mainly to the lack of available chattel lending and lenders moving repossessed homes out of the communities.

Transaction Accounting

        Our results in the first half of 2004 were impacted by a series of one-time charges related to our recent activities totaling $27.9 million or $0.74 per share. The primary components of the charges include: (i) restricted stock grant of $10.1 million, (ii) write-off of loan origination costs and exit fees associated with the repayment of indebtedness of $13.4 million and (iii) IPO related costs of $4.4 million. These costs will not impact future reporting periods.

Acquisitions

        Effective June 30, 2004, we closed on a 36-community portfolio, the D.A.M. acquisition. This portfolio consists of approximately 3,600 homesites that are approximately 91% occupied with an average rent of $254 per month. We paid $65.5 million, including closing costs representing an in-place capitalization rate of approximately 8.5%. We assumed existing debt with a fair value of $29.7 million, bearing an effective interest rate of 5.54%. The remainder of the consideration consisted of cash of $8.0 million that we paid in July and preferred operating partnership units, valued at $25.1 million, having a liquidation preference of $25 per unit and earning a cash distribution of 6.25% payable quarterly. The communities are located primarily in Pennsylvania and fit well with our existing footprint.

        In addition, we have completed the purchase of three of four communities we placed under separate contracts in the second quarter located in Salt Lake City, UT for a total purchase price of $12.6 million. These communities have a total of 525 homesites. We closed on two of these communities in June comprising 243 homesites and a third in July comprising 145 homesites.

Planned Sales of Communities

        On May 14, 2004, we entered into an agreement to sell three communities, Sea Pines, Camden Point and Butler Creek, to an unaffiliated third party for a total sales price of $5.9 million subject to the buyer's completion of due diligence. There can be no assurance that this transaction will be completed.

        In July we entered into a real estate auction agreement to sell twelve communities comprising approximately 2,900 homesites located primarily in geographic locations where we do not have market concentrations. The auction is presently scheduled for September, resulting in closings of the sale transactions during the fourth quarter of 2004. There can be no assurance that these sales will be completed.

Integration of the Hometown Communities and Ongoing Business Strategy

        We remain satisfied with the progress we are making in integrating the Hometown portfolio we acquired in connection with our first quarter IPO. We have replaced a majority of the former Hometown community managers and we are making progress as planned in training the new Hometown personnel in ARC systems and procedures, preparing homesites for new home deliveries, addressing deferred maintenance issues and improving amenities in order to meet ARC's quality standards.

        Our ARC and Hometown communities continue to be challenged by high move-outs of homes repossessed by finance companies, the continued absence of outside chattel financing for our potential new residents, some regulatory delays in obtaining required home selling licenses and a higher level of home renter moveouts primarily in the newly acquired Hometown communities based on our requirement that residents adhere to our community standards. However, we are encouraged by the continued high demand for our product and by the steady reduction in the rate of new repossessions and subsequent move-outs by finance companies. In addition, we continue to experience high levels of home renter move-ins and we are encouraged by the level of response we have received at the seven Fiesta sales events we have conducted so far.

        In the course of the second quarter and in response to existing market conditions, we have made a number of refinements to our occupancy initiatives. These are designed to drive our occupancy and migrate from a plan that drives occupancy based on leasing (our first step to credit intermediation) to a plan that retains our good customers, lengthens their duration by migrating them to homeownership with lease-purchase and freshens our manufactured home property assets with sales of used homes to new homeowners. Our revised plan also contemplates selling communities that do not fit our current footprint, do not have good long-term growth prospects or that have high enough sales proceeds as to enhance shareholder return through redeployment of proceeds. Lastly, our revised plan calls for enhancing our financial liquidity and flexibility by replacing our unused $125 million revolving credit facility with three separate lines of credit, (i) an $85 million revolving credit mortgage facility, (ii) a $50 million home inventory purchasing line of credit and (iii) a revolving home lease receivables line of credit of between $85 million and $100 million. Presently, we have canceled the revolving credit facility and obtained commitments for the mortgage facility and the home inventory purchasing line of credit with the expectation that we will close these lines of credit by the end of August although there is no assurance that we will do so. We are in discussions with a number of potential lenders for the revolving home lease receivables line of credit although we have received no commitments from them nor can there be any assurance that we will receive them.

        A conference call to discuss results for the three and six months ended June 30, 2004 will be held Monday, August 16, 2004 at 12:00 noon Eastern Time. This call is being webcast by CCBN and can be accessed at ARC's website at www.aboutarc.com.

        The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents at www.streetevents.com.

        Affordable Residential Communities Inc., as of June 30, 2004, owns and operates approximately 71,000 homesites located in 342 communities in 31 states. ARC is a fully integrated, self-administered, self-managed equity real estate investment trust (REIT) focused on the acquisition, renovation, repositioning and operation of primarily all-age manufactured home communities with headquarters in Denver, CO.

  1.
  As defined by NAREIT, FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

  2.
  Real estate net segment income provides a measure of rental operating results that does not include property management, depreciation, amortization, interest expense and non-property specific expenses such as general and administrative expenses. We present real estate net segment income because we consider it an important supplemental measure of the operating performance of our communities and believe it is frequently used by lenders, securities analysts, investors and other interested parties in the evaluation of REITs, many of which present real estate net segment income when reporting their results. Real estate net segment income is defined as income from rental and other property and manufactured homes less expenses for property operations and real estate taxes. Real estate net segment income does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, including the repayment of principal on debt and payment of dividends on common and preferred stock. Real estate net segment income should not be considered a substitute for net income (calculated in accordance with GAAP) nor a measure of results of operations or cash flows (calculated in accordance with GAAP) as a measure of liquidity.

        The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, general risks affecting the real estate industry; the Company's ability to maintain or increase rental rates and occupancy with respect to properties currently owned; the Company's assumptions on rental home and home sales and financing activity; completion of pending acquisitions and sales, if any, and timing with respect thereto; the Company's growth and expansion into new markets or to integrate acquisitions successfully; and the effect of interest rates as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any intention or obligation to provide public updates, revisions or amendments to any forward-looking statements that become untrue because of subsequent events.

        Financial Tables Follow

Affordable Residential Communities Inc.
Unaudited Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(dollars in thousands)
Revenue
Rental income	$51,247	$32,905	$91,816	$65,106
Sales of manufactured homes	2,082	7,317	2,833	13,728
Utility and other income	5,904	3,822	10,054	8,056
Net consumer finance interest income	4	—	4	—

Total revenue	59,237	44,044	104,707	86,890

Expenses
Property operations	19,460	11,339	33,001	22,486
Real estate taxes	4,354	2,520	7,851	5,168
Cost of manufactured homes sold	1,861	5,861	2,455	10,789
Retail home sales, finance and insurance	1,763	2,102	2,343	4,470
Property management	1,600	1,382	3,054	2,568
General and administrative	4,304	3,680	19,108	8,050
Initial public offering ("IPO") related costs	—	—	4,417	—
Early termination of debt	—	—	13,427	—
Depreciation and amortization	18,337	12,930	33,997	25,485
Interest expense	12,981	14,630	27,665	28,509

Total expenses	64,660	54,444	147,318	107,525

Interest income	454	404	842	750

Loss before allocation to minority interest	(4,969)	(9,996)	(41,769)	(19,885)
Minority interest	421	1,389	3,484	2,752

Net loss from continuing operations	(4,548)	(8,607)	(38,285)	(17,133)
Income from discontinued operations	—	93	—	239
Minority interest in discontinued operations	—	(13)	—	(33)

Net loss	(4,548)	(8,527)	(38,285)	(16,927)
Preferred stock dividend	(2,578)	—	(3,810)	—

Net loss available to common stockholders	$(7,126)	$(8,527)	$(42,095)	$(16,927)

Loss per share from continuing operations:
Basic loss per share	$(0.17)	$(0.51)	$(1.20)	$(1.01)

Diluted loss per share	$(0.17)	$(0.51)	$(1.21)	$(1.01)

Income per share from discontinued operations:
Basic income per share	$—	$0.01	$—	$0.01

Diluted income per share	$—	$0.01	$—	$0.01

Loss per common share
Basic loss per share	$(0.17)	$(0.50)	$(1.20)	$(1.00)

Diluted loss per share	$(0.17)	$(0.50)	$(1.21)	$(1.00)

Weighted average share / OP unit information:
Common shares outstanding	40,857	16,973	35,045	16,973
Common shares issuable upon exchange of OP units outstanding	2,412	2,726	2,486	2,726

Diluted shares outstanding	43,269	19,699	37,531	19,699

Affordable Residential Communities Inc.
Unaudited Consolidated Statement of Funds From Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(dollars in thousands)
Loss before preferred stock dividend (a)	$(4,548)	$(8,607)	$(38,285)	$(17,133)
Plus:
Depreciation and amortization	18,337	12,930	33,997	25,485
Income from discontinued operations	—	93	—	239
Depreciation from discontinued operations	—	111	—	221
Less:
Amortization of loan origination fees	(855)	(955)	(1,722)	(1,963)
Depreciation expense on furniture equipment and vehicles	(81)	(1,077)	(449)	(1,464)
Minority interest portion of FFO reconciling items	(971)	(1,537)	(2,133)	(3,117)

FFO	11,882	958	(8,592)	2,268
Less preferred stock dividend	(2,578)	—	(3,810)	—

FFO available to common stockholders	$9,304	$958	$(12,402)	$2,268

Plus:
Nonrecurring charges (a)	—	—	27,914	—
Minority interest portion of nonrecurring charges	—	—	(2,248)	—

FFO available to common stockholders excluding nonrecurring charges	$9,304	$958	$13,264	$2,268

FFO per share available to common stockholders	$0.23	$0.06	$(0.35)	$0.13

FFO per share from nonrecurring charges	$—	$—	$0.73	$—

FFO per share available to common stockholders excluding non recurring charges	$0.23	$0.06	$0.38	$0.13

Weighted average share / OP unit information:
Common shares outstanding	40,857	16,973	35,045	16,973

  (a)
  Nonrecurring charges of $27,914 related to the IPO, refinancing transaction and the Hometown acquisition are included in loss before preferred stock dividend for the six months ended June 30, 2004.

Affordable Residential Communities Inc.
Unaudited Real Estate Net Segment Income

	Same Communities(4)		Real Estate Segment(4)
	2004	2003	2004	2003
For the three months ended June 30:
Average total homesites	39,804	39,788	68,023	40,115
Average total rental homes	6,793	5,065	8,293	5,075
Average occupied homesites—homeowners	27,546	30,333	48,176	30,618
Average occupied homesites—rental homes	5,311	4,226	6,074	4,231

Average total occupied homesites	32,857	34,559	54,250	34,849
Average occupancy—rental homes	78.2%	83.4%	73.2%	83.4%
Average occupancy—total	82.5%	86.9%	79.8%	86.9%
For the three months ended June 30:
Real estate revenue
Homeowner rental income	$23,621	$24,396	$40,268	$24,573
Home renter rental income	9,411	8,251	10,620	8,322
Other	145	10	359	10

Rental income	33,177	32,657	51,247	32,905
Utility and other income	3,599	3,399	5,533	3,424

Total real estate revenue	36,776	36,056	56,780	36,329

Real estate expenses
Property operations expenses	$12,153	$11,253	$19,460	$11,339
Real estate taxes	2,978	2,525	4,353	2,527

Total real estate expenses	15,131	13,778	23,813	13,866

Real estate net segment income (5)	$21,645	$22,278	$32,967	$22,463

Average monthly real estate revenue per total occupied homesite (1)	$373	$348	$349	$347

Average monthly homeowner rental income per homeowner occupied homesite (2)	$286	$268	$279	$268

Average monthly real estate revenue per total homesite (3)	$308	$302	$278	$302

As of June 30:
Total communities owned	209	209	342	211
Total homesites	39,804	39,804	71,058	40,255
Occupied homesites	32,580	34,427	56,587	34,818
Total rental homes owned	6,925	5,203	8,522	5,213
Occupied rental homes	5,335	4,411	6,139	4,416

(1)
Average monthly real estate revenue per occupied homesite defined as total real estate revenue divided by average total occupied homesites divided by the number of months in the period.

(2)
Average monthly homeowner rental income per homeowner occupied homesite defined as homeowner rental income divided by average homeowner occupied homesites divided by the number of months in the period.

(3)
Average monthly real estate revenue per total homesite defined as total real estate revenue divide by average total homesites divided by the number of months in the period.

(4)
Real estate segment and homesite data exclude discontinued operations related to our Sunrise Mesa community that we sold in September 2003.

(5)
Real estate net segment income provides a measure of rental operations that does not include property management, depreciation, amortization, interest expense and non-property specific expenses such as general and administrative expenses. We present real estate net segment income because we consider it an important supplemental measure of the operating performance of our communities and believe it is frequently used by lenders, securities analysts, investors and other interesed parties in the evaluation of REITs, many of which present real estate net segment income when reporting their results. Real estate net segment income is defined as income from rental and other property and manufactured homes less expenses for the property operations and real estate taxes. Real estate net segment income does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indiciative of cash available to fund cash needs, including the repayment of principal on debt and payment of dividends on common and preferred stock. Real estate net segment income should not be considered a substitue for net income (calculated in accordance with GAAP) nor a measure of results of operations or cash flows (calculated in accordance with GAAP) as a measure of liquidity.

Affordable Residential Communities Inc.
Unaudited Real Estate Net Segment Income Reconciliation to Net Loss
to Common Stockholders

	Three Months Ended June 30,
	Same Communities				As Reported
	2004		2003		2004	2003
	(dollars in thousands)
Net segment income:
Real estate	$21,645	(a)	$22,278	(a)	$32,967	$22,463
Retail home sales and finance	—	(b)	—	(b)	(1,032)	(340)
Insurance	(36)		(4)		(36)	(4)
Corporate and other	(100)		103		(100)	103

	21,509		22,377		31,799	22,222
Other expenses:
Property management	1,000	(c)	1,382		1,600	1,382
General and administrative	4,275	(d)	3,680		4,304	3,680
Initial public offering ("IPO") related costs	—		—		—	—
Early termination of debt	—		—		—	—
Depreciation and amortization	12,480	(e)	12,895	(e)	18,337	12,930
Interest expense	10,170	(f)	14,559	(f)	12,981	14,630

Total other expenses	27,925		32,516		37,222	32,622

Interest income	357	(g)	404		454	404

Loss before allocation to minority interest	(6,059)		(9,735)		(4,969)	(9,996)
Minority interest	338	(h)	1,353	(h)	421	1,389

Net loss from continuing operations	(5,721)		(8,382)		(4,548)	(8,607)
Income from discontinued operations	—		—		—	93
Minority interest in discontinued operations	—		—		—	(13)

Net loss	(5,721)		(8,382)		(4,548)	(8,527)
Preferred stock dividend	—		—		(2,578)	—
Net loss available to common stockholders	$(5,721)		$(8,382)		$(7,126)	$(8,527)

  (a)
  Same communities real estate net segment income excludes results of communities acquired in the Hometown and other acquisitions after January 1, 2003 and the community sold before June 30, 2004.

  (b)
  Excludes segment results as a result of the restructuring in September 2003 in which we closed all stand-alone retail stores existing on January 1, 2003 at which time we had no significant in-community sales operations.

  (c)
  Excludes additional property management expenses incurred in connection with the Hometown acquisition.

  (d)
  Excludes restricted stock expenses of $29 recognized in connection with the IPO and vested in the three months ended June 30, 2004.

  (e)
  Excludes the following costs recognized in the Hometown and other acquisitions:

Depreciation of rental and other property and manufactured homes acquired	$4,536	$33
Amortization of lease intangibles and customer relationships acquired	1,321	2

	$5,857	$35

(f) Excludes the pro rata portion of interest expense on mortgage loans secured by properties acquired in the Hometown and other acquisitions	$2,811	$71

  (g)
  Excludes interest earned on additional cash received in connection with the IPO, the financing transaction and the Hometown acquisition.

  (h)
  Minority interest computed at the same rate as reflected in "as reported results".

Affordable Residential Communities Inc.
Unaudited Real Estate Net Segment Income

	Same Communities(4)		Real Estate Segment(4)
	2004	2003	2004	2003
For the six months ended June 30:
Average total homesites	39,804	39,766	59,556	39,973
Average total rental homes	6,548	4,982	7,614	4,955
Average occupied homesites—homeowners	27,871	30,533	42,264	30,811
Average occupied homesites—rental homes	5,155	4,065	5,698	3,991

Average total occupied homesites	33,026	34,598	47,962	34,802
Average occupancy—rental homes	78.7%	81.6%	74.8%	80.5%
Average occupancy—total	83.0%	87.0%	80.5%	87.1%
For the six months ended June 30:
Real estate revenue
Homeowner rental income	$47,709	$48,782	$71,398	$49,034
Home renter rental income	18,302	15,933	19,859	16,008
Other	273	64	559	64

Rental income	66,284	64,779	91,816	65,106
Utility and other income	7,391	6,900	9,537	6,931

Total real estate revenue	73,675	71,679	101,353	72,037

Real estate expenses
Property operations expenses	$23,270	$22,391	$33,001	$22,486
Real estate taxes	5,959	5,163	7,836	5,168

Total real estate expenses	29,229	27,554	40,837	27,654

Real estate net segment income (5)	$44,446	$44,125	$60,516	$44,383

Average monthly real estate revenue per total occupied homesite (1)	$372	$345	$352	$345

Average monthly homeowner rental income per homeowner occupied homesite (2)	$285	$266	$282	$265

Average monthly real estate revenue per total homesite (3)	$308	$300	$284	$300

As of June 30:
Total communities owned	209	209	342	211
Total homesites	39,804	39,804	71,058	40,255
Occupied homesites	32,580	34,427	56,587	34,818
Total rental homes owned	6,925	5,203	8,522	5,213
Occupied rental homes	5,335	4,411	6,139	4,416

(1)
Average monthly real estate revenue per occupied homesite defined as total real estate revenue divided by average total occupied homesites divided by the number of months in the period.

(2)
Average monthly homeowner rental income per homeowner occupied homesite defined as homeowner rental income divided by average homeowner occupied homesites divided by the number of months in the period.

(3)
Average monthly real estate revenue per total homesite defined as total real estate revenue divide by average total homesites divided by the number of months in the period.

(4)
Real estate segment and homesite data exclude discontinued operations related to our Sunrise Mesa community that we sold in September 2003.

(5)
Real estate net segment income provides a measure of rental operations that does not include property management, depreciation, amortization, interest expense and non-property specific expenses such as general and administrative expenses. We present real estate net segment income because we consider it an important supplemental measure of the operating performance of our communities and believe it is frequently used by lenders, securities analysts, investors and other interesed parties in the evaluation of REITs, many of which present real estate net segment income when reporting their results. Real estate net segment income is defined as income from rental and other property and manufactured homes less expenses for the property operations and real estate taxes. Real estate net segment income does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indiciative of cash available to fund cash needs, including the repayment of principal on debt and payment of dividends on common and preferred stock. Real estate net segment income should not be considered a substitue for net income (calculated in accordance with GAAP) nor a measure of results of operations or cash flows (calculated in accordance with GAAP) as a measure of liquidity.

Affordable Residential Communities Inc.
Unaudited Real Estate Net Segment Income Reconciliation to Net Loss
to Common Stockholders

	Six Months Ended June 30,
	Same Communities				As Reported
	2004		2003		2004	2003
	(dollars in thousands)
Net segment income:
Real estate	$44,446	(a)	$44,125	(a)	$60,516	$44,383
Retail home sales and finance	—	(b)	—	(b)	(1,212)	(655)
Insurance	(72)		91		(72)	91
Corporate and other	(175)		158		(175)	158

	44,199		44,374		59,057	43,977
Other expenses:
Property management	2,354	(c)	2,568		3,054	2,568
General and administrative	8,964	(d)	8,050		19,108	8,050
Initial public offering ("IPO") related costs	—		—		4,417	—
Early termination of debt	—		—		13,427	—
Depreciation and amortization	25,396	(e)	25,437	(e)	33,997	25,485
Interest expense	23,147	(f)	28,461	(f)	27,665	28,509

Total other expenses	59,861		64,516		101,668	64,612

Interest income	657	(g)	750		842	750

Loss before allocation to minority interest	(15,005)		(19,392)		(41,769)	(19,885)
Minority interest	1,058	(h)	2,684	(h)	3,484	2,752

Net loss from continuing operations	(13,947)		(16,708)		(38,285)	(17,133)
Income from discontinued operations	—		—		—	239
Minority interest in discontinued operations	—		—		—	(33)

Net loss	(13,947)		(16,708)		(38,285)	(16,927)
Preferred stock dividend	—		—		(3,810)	—

Net loss available to common stockholders	$(13,947)		$(16,708)		$(42,095)	$(16,927)

  (a)
  Same communities real estate net segment income excludes results of communities acquired in the Hometown and other acquisitions after January 1, 2003 and the community sold before June 30, 2004.

  (b)
  Excludes segment results as a result of the restructuring in September 2003 in which we closed all stand-alone retail stores existing on January 1, 2003 at which time we had no significant in-community sales operations.

  (c)
  Excludes additional property management expenses incurred in connection with the Hometown acquisition.

  (d)
  Excludes restricted stock expenses of $10,144 recognized in connection with the IPO and vested in the six months ended June 30, 2004.

  (e)
  Excludes the following costs recognized in the Hometown and other acquisitions:

Depreciation of rental and other property and manufactured homes acquired	$6,808	$44
Amortization of lease intangibles and customer relationships acquired	1,793	4

	$8,601	$48

(f) Excludes the pro rata portion of interest expense on mortgage loans secured by properties acquired in the Hometown and other acquisitions	$4,518	$85

  (g)
  Excludes interest earned on additional cash received in connection with the IPO, the financing transaction and the Hometown acquisition.

  (h)
  Minority interest computed at the same rate as reflected in "as reported results".

Affordable Residential Communities Inc.
Unaudited Consolidated Condensed Balance Sheets

	June 30, 2004	December 31, 2003
	(dollars in thousands except per share and share data)
Assets
Rental and other property, net	$1,603,931	$907,048
Cash and cash equivalents	47,742	26,631
Restricted cash	935	13,669
Tenant, notes and other receivables, net	16,117	8,392
Inventory	2,528	3,878
Loan origination costs, net	14,964	11,921
Loan reserves	28,564	32,414
Goodwill	86,126	86,126
Lease intangibles and customer relationships, net	23,920	11,626
Prepaid expenses and other assets	9,342	24,128

Total assets	$1,834,169	$1,125,833

Liabilities and Stockholders' Equity
Notes payable and preferred interest	$972,699	$789,574
Accounts payable and accrued expenses	42,739	20,174
Tenant deposits and other liabilities	20,003	8,101

Total liabilities	1,035,441	817,849

Minority interest	61,896	42,639

Commitments and contingencies
Stockholders' equity
Preferred stock, no par value, 5,000,000 shares authorized, 5,000,000 and -0- shares issued and outstanding at June 30, 2004 and December 31, 2003, respectively; liquidation preference of $25 per share plus accrued but unpaid dividends	119,108	—
Common stock, $.01 par value, 100,000,000 shares 40,909,923 and 16,972,738 shares issued and outstanding at June 30, 2004 and December 31, 2003, respectively	410	170
Additional paid-in capital	791,916	378,018
Unearned compensation	(923)	—
Accumulated other comprehensive income	1,284	—
Retained deficit	(174,963)	(112,843)

Total stockholders' equity	736,832	265,345

Total liabilities and stockholders' equity	$1,834,169	$1,125,833

QuickLinks

  Item 5. Other Events and Regulation FD Disclosure
  Item 12. Results of Operations and Financial Condition
Signatures
  Affordable Residential Communities Inc. Reports Second Quarter 2004 Results